Exhibit 99.1

Press Contacts:
Palmer Jackson	Brian Jaquet
CallWave, Inc.	Porter Novelli for CallWave, Inc.
805-690-4105	415-975-2287
palmer.jackson@callwave.com	brian.jaquet@porternovelli.com

Investor Contact:
Todd Friedman
The Blueshirt Group for CallWave, Inc.
415-217-7722
todd@blueshirtgroup.com

CallWave Appoints C. Stephen Cordial as Interim Chief Financial Officer

SANTA BARBARA, Calif. – May 26, 2005 – CallWave, Inc. (NASDAQ: CALL), a leading provider of VoIP enhanced services, today announced that C. Stephen Cordial has been appointed Interim Chief Financial Officer effective May 31, 2005. Mr. Cordial will replace Jason Spievak, who is leaving the company for personal reasons, but will remain with the company at least through the end of the fiscal year to facilitate the transition. Mr. Spievak will also be resigning as a member of the Board of the Directors.

“Jason has been a valuable member of the CallWave team for four years, helping guide the company through a strong period of revenue and earnings growth and our initial public offering,” said David Hofstatter, Chief Executive Officer for CallWave. “Steve is the ideal person to take on the CFO role and manage us through this transition, having managed the financial operations for both large and small companies. His experience and knowledge will be valuable assets to CallWave as we execute on the next phase of our growth strategy.”

Most recently, Mr. Cordial served as Vice President and Chief Financial Officer for Somera Communications, Inc. (NASDAQ:SMRA), a leading global provider of telecommunications network asset management solutions. His career includes more than 20 years of operating and financial management experience in the telecommunications and semiconductor industries. He was chief financial officer of Xylan Corporation, later acquired by Alcatel (Paris:CGEP.PA; NYSE:ALA), and PMC-Sierra, Inc. (NASDAQ:PMCS), and earlier held management positions at Texas Instruments Incorporated (NYSE:TXN).

About CallWave

CallWave (NASDAQ: CALL) is a leader in VoIP enhanced services for the consumer and small business markets. The company provides VoIP application services on a subscription basis that add features and functionality to both the landline and wireless telecommunications services used in mainstream homes and small offices. CallWave’s proprietary VoIP software allows subscribers to get more out of their existing networks – landline, mobile, and IP – by adding software-based call-handling features, and by bridging all three networks to help subscribers get their important calls. Founded in 1998, CallWave is headquartered in Santa Barbara, California. For further information, please visit www.callwave.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding CallWave Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Quarterly Report or Form 10-Q for the most recently ended fiscal quarter.

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